Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

This RETIREMENT AGREMEENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and among Forrest Lee Champion, III (“Champion”) and Carmike Cinemas, Inc. (the “Company”).

W I T N E S S E T H

WHEREAS, Champion is employed with the Company as its Senior Vice President, General Counsel and Secretary;

WHEREAS, Champion will retire from his employment with the Company and all offices he holds with the Company and its subsidiaries and affiliates effective July 15, 2011 (the “Retirement Date”);

WHEREAS, the Company has agreed to provide Champion with certain benefits to which he would not otherwise be entitled, as provided in this Agreement; and

WHEREAS, Champion and the Releasees (as defined below) want to settle fully and finally all differences, disputes and potential disputes between them arising out of Champion’s employment and retirement from the Company as set forth below;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. Retirement. Champion agrees that he will continue to use his full business time and best efforts to fulfill all his duties and responsibilities as the Senior Vice President, General Counsel and Secretary of the Company through the Retirement Date. Champion will retire and his employment with the Company and any of its subsidiaries and affiliates will cease effective as of the end of the business day on the Retirement Date.

2. Consideration. Provided that Champion satisfies the conditions of this Agreement (including, without limitation, Sections 6, 7, 8 and 9 below), the Company will provide Champion the following consideration (the “Consideration”):

A. The Company agrees to pay Champion Five Hundred Seventy Thousand Dollars ($570,000) (the “Retirement Payment”), subject to applicable withholdings and other amounts required by law to be withheld. The Retirement Payment will be payable as follows: (i) One Hundred Forty Two Thousand Five Hundred Dollars ($142,500) on January 16, 2012 and (ii) Twenty Three Thousand Seven Hundred Fifty Dollars ($23,750) per month for each of the eighteen (18) consecutive calendar months beginning February 15, 2012.

B. Welfare Benefits. For the period that is 24 calendar months following the Retirement Date, Champion shall continue to be eligible to purchase substantially the same health, dental and vision care coverage and life insurance coverage as Champion was provided under the Company’s employee benefit plans, policies and practices on the day before Champion’s employment terminated; provided, however, Champion shall pay

100% of the cost of such coverage. The Company shall reimburse Champion for the difference between the cost of the coverage to Champion and the premium that an active employee would pay for the same coverage (“Company’s cost of coverage”) as soon as practical after Champion pays such cost. Further, if the Company cannot make such coverage available to Champion under the Company’s employee benefit plans, policies or programs, either (i) the Company shall make such coverage and benefits available to Champion outside such plans, policies and programs at no additional expense or tax liability to Champion (with Champion paying 100% of the cost of such coverage and any tax liability and the Company reimbursing Champion an amount equal to Company’s cost of coverage (as described above) and such tax liability as soon as practical after Champion pays such costs) or (ii) the Company shall reimburse Champion for Champion’s cost to purchase substantially similar coverage and benefits and for any tax liability for such reimbursements. Champion at the end of such 24 month period shall have the right to elect healthcare continuation coverage under § 4980B of the Internal Revenue Code of 1986, as amended, and the corresponding provisions of the Employee Retirement Income Security Act of 1974, as amended, as if his employment had terminated at the end of such period. The reimbursements called for under this 2.B. during the first 6 months after the Retirement Date shall be accumulated and paid to Champion on January 16, 2012. In addition, to the extent that any reimbursement under this 2.B. provides for a “deferral of compensation” within the meaning of § 409A of the Code, (i) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

C. Long-term Incentive Compensation. All stock options (“Options”) granted to Champion by the Company shall (notwithstanding the terms under which such Options were granted) become fully vested and exercisable on the Retirement Date and shall (notwithstanding the terms under which such Options were granted) remain exercisable for ninety (90) days, or if less, for the remaining term of each such Option, subject to the same terms and conditions as if Champion had been employed by the Company for such term or such period (other than any term or condition which gives the Company the right to cancel any such Option.) Any restrictions on any outstanding shares of Company restricted stock held by Champion shall (notwithstanding the terms under which such grant was made) expire on the Retirement Date and Champion’s right to such stock shall be nonforfeitable; provided, however, for the avoidance of doubt, the performance shares contemplated as part of the Company’s 2011 long-term incentive program will not vest and will be forfeited on the Retirement Date in accordance with their terms.

D. Acknowledgements. Champion acknowledges and agrees that the Consideration encompasses and is in lieu of and in full satisfaction of any and all other payments which Champion is owed, is potentially owed, or claims to be owed to him by the Company, regardless of where arising (except for any benefits owed, under the written terms of the Company’s benefit plans, through the Retirement Date or as otherwise specifically stated herein, base salary accrued through the Retirement Date, expenses incurred but unpaid up to the Retirement Date that are reimbursable in accordance with Company policy, rights to indemnification that Champion may have under the Company’s certificate of incorporation, bylaws, and any Indemnification Agreement between the Company and Champion, and any coverage that Champion may have under any liability policy covering officers and directors) as of the Retirement Date including, without limitation, any other salary, severance, benefits, bonuses, deferred compensation, incentive compensation, equity compensation, vacation pay, pay, sick pay or other paid time off. For the avoidance of doubt, there shall be no benefits paid by the Company of any sort with respect to any of the Consideration and the Company shall have no further obligations under the Separation Agreement, dated May 18, 2007, as amended, between the Company and Champion, which the parties agree is terminated as of the date hereof.

3. Release and Covenant Not to Sue.

A. General Release. As a material inducement of the Company to enter into this Agreement, Champion hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and the Company’s former and current employees, partners, members, managers, supervisors, attorneys, investors, agents, officers, directors, and affiliates, including parent companies, subsidiaries, benefit plans and divisions (collectively, with the Company, the “Releasees”), (except as to the Consideration and any benefits owed, under the written terms of the Company’s benefit plans, through the Retirement Date or as otherwise specifically stated herein, base salary accrued through the Retirement Date, expenses incurred but unpaid up to the Retirement Date that are reimbursable in accordance with Company policy, rights to indemnification that Champion may have under the Company’s certificate of incorporation, bylaws, and any Indemnification Agreement between the Company and Champion, and any coverage that Champion may have under any liability policy covering officers and directors) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, including, but not limited to, any claims for compensatory damages, special damages, punitive damages, or any other form of compensation from the Releasees or any of them, or based upon any contract, covenant of good faith and fair dealing, or any tort, or any federal, state, or other governmental statute, regulation, ordinance or common law, including, without limitation claims for unpaid wages, vacation pay, or other fringe benefits; breach of any covenant of good faith and fair dealing; breach of an express or implied contract; violation of any other legal, equitable or contractual duty arising under the laws of any state or locality, or the laws of the United States, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. 42 U.S.C. § 1981; Executive Order 11246, 30 Fed. Reg. 12319; 42 U.S.C. § 1985(3); the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act, 29

U.S.C. § 2601, et seq.; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; and the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, et seq., which Champion now has, owns or holds, or claims to have, own or hold, which Champion at any time heretofore had, owned or held, or claimed to have, against each or any of the Releasees, including claims arising under any other agreement or plan whatsoever, whether oral or written, with respect to matters up to the time Champion signs this Agreement. Champion represents, acknowledges and agrees that he has been provided with all leave to which he may have been entitled under the Family and Medical Leave Act. Champion hereby covenants and agrees, to the fullest extent permitted by law, not to sue, file any grievance, complaint or arbitration, commence, or permit to be commenced or filed, any litigation, administrative charge, or other proceeding against any of the Releasees as described herein, with respect to any matter whatsoever, including, but not limited to, any matter arising from or relating to the terms and conditions of his employment with the Company, the termination of his employment with the Company, and any other actions taken by the Company concerning Champion up to the time of the Effective Date, except as otherwise provided in this Section 3(A).

B. Release of Claims under the ADEA. In addition to the foregoing, Champion hereby knowingly and voluntarily releases and discharges the Releasees, collectively, separately and severally, from and for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which he and/or his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Releasees. Notwithstanding any other provision or section of this Agreement, Champion does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by him.

Champion hereby acknowledges and represents that (i) he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (ii) the Company has advised (or hereby advises) Champion in writing to consult with an attorney prior to executing this Agreement, and (iii) Champion has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Agreement. Champion and the Company acknowledge and agree that any revisions made to this Agreement after it was initially delivered to Champion were either not material or were requested by Champion, and expressly agree that such changes do not re-start the 21-day consideration period described above.

The parties hereby acknowledge this Agreement shall not become effective or enforceable until the eighth (8th) day after it is executed by Champion (the “Effective Date”) and that Champion may revoke this Agreement at any time before the Effective Date.

In the event Champion revokes, he shall notify the Company in writing to its designated agent for this purpose no later than the last day of the revocation period. Such notice shall be delivered to the Company by national overnight delivery service such as Federal Express or United Parcel Service, the receipt of which shall be tracked by the delivery service, and addressed as follows:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attn: Chief Executive Officer

4. Denial of Liability or Wrongful Conduct. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully in any way.

5. No Pending Claims. Champion represents that he has not filed, nor assigned to others the right to file, nor are there pending any complaints, charges or lawsuits against the Releasees with any governmental agency or any court, and that Champion shall not file any claims against the Releasees with any governmental agency or any court at any time hereafter for actions taken up to and including the Effective Date with respect to matters released by this Agreement. Champion agrees that he will not seek or be entitled to any personal or representative monetary recovery in any proceeding of any nature arising out of any of the matters released above.

6. Non-Disparagement. Except as otherwise required by law, Champion acknowledges and agrees that, for a period beginning upon execution of this Agreement and for three (3) years following the Retirement Date, he shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or any of the other Releasees, including, but not limited to, negative references to the Company’s or a Releasee’s services, policy, partners, directors, officers, managers, members, or employees, or take any other action that may disparage the Company or a Releasee to the general public and/or the Company’s or Releasee’s employees, clients, suppliers, and/or business partners. The Company agrees that it shall direct the members of its Board of Directors and its executive officers (each as of the Effective Date of this Agreement) that they shall not for a period of three (3) years following the Retirement Date make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Champion, including, but not limited to, negative references to Champion’s services, or take any other action that may disparage Champion to the general public or his future employer, clients, suppliers, and/or business partners.

7. Nondisclosure and Non-Solicitation.

A. No Solicitation of Suppliers or Vendors. Champion will not, during the period commencing on the date hereof and ending on July 15, 2013 (the “Restricted Period”), for purposes of competing with the Company in the business of operating movie theatres and related concessions, solicit or attempt to solicit, directly or by assisting others, any business or services from any other person or entity that directly or indirectly provides goods or services to the Company, including the provision of movies, popcorn or other concession stand products, or the equipment to show movies and prepare popcorn and other concession stand products, and with whom Champion had material contact at any time during Champion’s employment.

B. Anti-pirating of Employees. Champion will not during the Restricted Period solicit or attempt to solicit on Champion’s own behalf or on behalf of any other person, firm or corporation that engages, directly or indirectly, in exhibiting motion pictures, any person who was employed by the Company in an executive, managerial, or supervisory capacity during the term of Champion’s employment by the Company, with whom Champion had material contact during the two (2) year immediately prior to the Retirement Date (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by the Company for a period of at least six (6) months.

C. Trade Secrets and Confidential or Proprietary Information. Champion agrees to and shall hold in confidence all Trade Secrets and all Confidential or Proprietary Information (each as defined below) and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate, or otherwise communicate any Trade Secrets or Confidential or Proprietary Information to any person or entity, without the prior written consent of the Company. Champion’s obligation of non-disclosure as set forth herein shall continue for so long as such item continues to constitute a Trade Secret or Confidential or Proprietary Information. Nothing contained in this Agreement is intended to, or should be interpreted as, diminishing in any way the Company’s rights and remedies under the common law or applicable statutes regarding the protection of trade secrets.

D. Reasonable and Necessary Restrictions. Champion acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of the Company; and are a material inducement to the Company to enter into this Agreement. Champion covenants that Champion will not challenge the enforceability of this Agreement nor will Champion raise any equitable defense to its enforcement. In the event that any of the covenants in Sections 7A, 7B or 7C are found by a court of competent jurisdiction or arbitrator to be overly broad or otherwise unenforceable as written, the parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed.

E. Specific Performance. The provisions of Section 7 shall survive the termination of this Agreement for any reason. Champion acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company likely will have no adequate remedy at law if Champion shall fail to perform any of Champion’s obligations under this Agreement, and Champion therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of Champion. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company will have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Champion, and the Company will have the right to obtain preliminary and permanent injunctive relief in court to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Champion, and Champion submits to the jurisdiction of the courts of the State of Georgia for this purpose.

F. Confidential or Proprietary Information. The term “Confidential or Proprietary Information” for purposes of this Agreement shall mean any secret, confidential, or proprietary data or other information relating to the business of the Company (other than Trade Secrets, as defined below) that is or has been disclosed to Champion or of which Champion became aware as a consequence of or through Champion’s relationship with the Company and which has value to the Company, and is not generally known to the Company’s competitors, including but not limited to methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information. Confidential or Proprietary Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Champion without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

G. Trade Secret. The term “Trade Secret” for purposes of this Agreement shall mean information protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret shall not include data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Champion without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

8. Cooperation. Champion acknowledges and agrees that he will reasonably cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Champion, by virtue of Champion’s employment with the Company, has relevant knowledge or information, without any further compensation other than what is provided in this Agreement.

9. Return of Company Property. On or prior to the Retirement Date, Champion will return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, computers and related equipment, cell phones, vendor or customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, data, document or piece of equipment belonging to the Company; provided, however that Champion shall (i) be entitled to retain his Apple iPhone and iPad but the Company shall not be obligated to pay the service fee for such devices after the Retirement Date and (ii) purchase the Lexus LS460 provided by the Company for Champion on January 16, 2012 for a purchase price equal to the net book value of such automobile on such date. Champion agrees not to retain any copies of the Company’s property, including any copies existing in electronic form, which are in Champion’s possession or control. Champion acknowledges that he has not and will not destroy, delete, or alter any Company property without the Company’s written consent. This Section shall not be construed to relate to any of Champion’s personal information which may be stored on the Company’s computer that he used before the Retirement Date or personal information that he had at the Company’s offices before the Retirement Date.

10. Modification. No provision of this Agreement may be changed, altered, modified or waived except in writing signed by Champion and an authorized representative of the Company’s Board of Directors, which writing shall specifically reference this Agreement and the provisions which the parties intend to waive or modify.

11. Voluntary Agreement/Consultation with Counsel. Champion acknowledges the following: (a) he has read and fully understands the terms of this Agreement; (b) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence in agreeing to its terms; (c) has been (or is hereby) advised by the Company in writing that he may discuss this Agreement with his personal attorney, and has had an opportunity to do so; and (d) has been given a reasonable time (of at least 21 days) to consider whether he should enter into this Agreement.

12. Attorneys’ Fees and Costs. If either party brings a claim released or waived by or otherwise relating to this Agreement, or breaches any provision hereof, such party will pay the attorneys’ fees and costs incurred by the prevailing party, in addition to any other damages or relief an arbitrator or court may award.

13. Entire Agreement. Except as expressly provided herein, this Agreement constitutes and contains the entire agreement and final understanding concerning Champion’s relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all other agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. Notwithstanding the foregoing, any Indemnification Agreement between the Company and Champion, shall survive in accordance with its terms.

14. Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia, notwithstanding its provisions governing choice of law. Champion acknowledges and agrees that he was employed by the Company in Georgia. Subject to Section 19 below, any action to enforce any provision of this Agreement shall be brought exclusively in the appropriate state or federal court in the State of Georgia.

15. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

16. Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

17. Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

18. Injunctive Relief/Obligations. Champion acknowledges and agrees that the remedy at law for any breach of Sections 6, 7, 8 or 9 hereof will be inadequate and that in the event of such breach, the Company and/or the Releasees will suffer irreparable damage. Accordingly, in addition to all other remedies available, the Company and any other adversely affected Releasee will therefore be entitled, in aid of any arbitration conducted pursuant to Section 19 hereof, to temporary, preliminary or permanent injunctive relief from a court enjoining said breach or threatened breach without having to post a bond or other security. The existence of any claim, demand, action or cause of action of Champion against any Releasee shall not constitute a defense to the enforcement by the Company or any Releasee of any of the covenants or agreements herein. The existence of any claim, demand, action or cause of action of the Company or any Releasee shall not constitute a defense to the enforcement by Champion of any of the covenants or agreements herein.

19. Arbitration. Except as provided in Section 18 and below, any disputes or claims of any kind or nature, including the arbitrability of claims under this Agreement, between Champion and the Company for any reason whatsoever, shall be settled by final and binding arbitration in Atlanta, Georgia under the Federal Arbitration Act. Prior to filing a demand for arbitration, the party seeking arbitration shall serve upon the other party written notice of an intent to arbitrate hereunder listing the claims to be arbitrated. Thereafter, the parties shall, for a period of two weeks, first attempt in good faith to resolve any such claim through informal negotiation. If the claim is not resolved, the arbitration shall be administered by an arbitration agency mutually agreeable to Champion and the Company, before an arbitrator mutually agreeable to Champion and the Company. Should the Company and Champion be unable to mutually agree upon an arbitration agency or an arbitrator within four weeks of either party’s written notice of intent to arbitrate hereunder, or within two weeks from the time any court or other judicial body orders arbitration, the arbitration shall be administered by the American Arbitration Association before an arbitrator mutually agreeable to Champion and the Company. If Champion and the Company are thereafter unable to agree upon an arbitrator, the arbitrator shall be selected in accordance with the rules of the American Arbitration Association.

Upon the request of either party, the arbitrator’s award shall include findings of fact and conclusions of law. Discovery in the arbitration by or to each party shall presumptively be limited to five depositions (including experts), twenty-five interrogatories (including subparts), and thirty document requests (including subparts). In considering the relevancy, materiality, and admissibility of evidence, the arbitrator shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, the self-evaluative privilege, and appropriate protection of the Company’s Trade Secrets, personnel records, and other Confidential Information or proprietary information. Any arbitration of any claim by Champion pursuant to this Agreement may not be joined or consolidated with any other arbitration(s) against the Company, including through any class arbitration. Notwithstanding any other provision of this Agreement, the Company may seek temporary, preliminary, or permanent injunctive relief against Champion at any time without resort to arbitration. If any provision of this Section is found to be invalid or unenforceable, such provision shall be severed or modified as necessary to permit this Section to be upheld and enforced to the maximum extent permitted by law.

20. Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by overnight courier, addressed as follows:

To the Company:	Carmike Cinemas, Inc.
1301 First Avenue
Columbus, Georgia 31901
Attn: General Counsel

With a copy to:	Alan J. Prince, Esq.
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309-3521

To Champion:	Mr. Forrest Lee Champion, III
550 Hopkins Road
Pine Mountain, Georgia 31822

21. 409A. The parties to this Agreement intend that all payments and benefits under this Agreement be exempt from or comply with section 409A of the Internal Revenue Code of 1986, as amended.

CHAMPION ATTESTS THAT HE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT CHAMPION MAY HAVE AGAINST THE COMPANY.

/s/ Forrest Lee Champion III		June 1, 2011
Forrest Lee Champion, III		Date

CARMIKE CINEMAS, INC.

By:	/s/ S. David Passman III	June 1, 2011
	S. David Passman, III	Date
President and Chief Executive Officer